UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 29, 2008

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28229	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts		01748
(Address of Principal Executive Offices)		(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 29, 2008, Caliper Life Sciences, Inc. (“Caliper”) entered into an Asset Sale and Purchase Agreement (the “Purchase Agreement”) with Sotax Corporation, a Virginia corporation (“Sotax”).  The Purchase Agreement provides for the sale of Caliper’s Pharmaceutical Development and Quality (“PDQ”) product line to Sotax, Inc., for a purchase price of approximately $15.8 million, including an estimated $13.8 million in cash together with certain assumed liabilities upon closing which are estimated at approximately $2.0 million (the “Purchase Price”).  Caliper’s PDQ product line is comprised of TPW3™ – Tablet Processing Workstation, APW3™ – Active Ingredient Processing Workstation, MultiDose® G3 – Dissolution Workstation, and other related products used for drug content uniformity and dissolution rate testing and related services.  Approximately 20-25 employees will be offered positions with Sotax. The parties have also expressed an intent to enter into a long-term lease agreement, pursuant to which Caliper will sublease approximately 10,000 square feet of manufacturing and office space to Sotax on a market-rate basis.

The Purchase Price is subject to adjustment for certain assets purchased and liabilities assumed as determined on the date of closing.  In addition, $1.0 million of the Purchase Price will be placed into an escrow account until the first anniversary of the closing date, which is presently planned for mid-November 2008.  The escrow will secure Caliper’s indemnification obligations to Sotax, if any, under the Purchase Agreement.  The Purchase Agreement also contains representations, warranties and indemnities that are customary in asset sale transactions.  Caliper estimates that it will realize approximately $12.6 million in net cash proceeds from the sale of its PDQ product line upon closing, after the escrow account deposit and cash transaction expenses.

Caliper’s revenue attributable to the PDQ product line was $12.3 million in the fiscal year ended December 31, 2007 and $7.4 million in the nine months ended September 30, 2008.  Caliper is anticipating only modest revenue from the PDQ product line in its fiscal fourth quarter of 2008 as the vast majority of revenue historically occurs in the last month of the quarter, which is after the expected completion of the transaction. Caliper expects that sublease income under the anticipated long-term lease between the parties will reduce its ongoing facility costs by approximately $1.3 million over the term of the lease.

On October 29, 2008, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The Purchase Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ending December 31, 2008.

The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Caliper Life Sciences, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless Caliper Life Sciences specifically states that it is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 2.02. Results of Operations and Financial Condition.

Please see the disclosure regarding financial information relating to the PDQ product line set forth under “Item 1.01 — Entry into a Material Definitive Agreement,” which is incorporated into this Item 2.02 by reference.

Item 7.01 Regulation FD Disclosure.

Please see the disclosure regarding financial information relating to the PDQ product line set forth under “Item 1.01 — Entry into a Material Definitive Agreement,” which is incorporated into this Item 7.01 by reference.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit
Number	Description of Document

99.1	Press release entitled “Caliper Enters Agreement to Divest Non-Core Pharmaceutical Development & Quality Analysis Product Line”

The statements in this Current Report on Form 8-K regarding Caliper’s expectation that only modest revenue from the PDQ product line will benefit its fiscal fourth quarter 2008 results and Caliper’s anticipation that sublease income over the term of the intended long-term lease agreement will reduce its ongoing facility costs by approximately $1.3 million are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements is subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the possibility that for unforeseen reasons the divestiture of the PDQ product line may not be completed as contemplated or that it may not be completed in the expected time frame. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

October 29, 2008	By:	/s/ Peter F. McAree

Peter F. McAree
Senior Vice President and CFO